AXONIC ALTERNATIVE INCOME FUND

RULE 18f-3 MULTI-CLASS PLAN

I.	Introduction

Axonic Alternative Income Fund (the “Fund”) is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund filed an application on October 24, 2018, and amended and restated on March 8, 2019 and June 11, 2019, for exemptive relief from the U.S. Securities and Exchange Commission (the "Commission") to issue multiple classes of shares with sales loads and/or asset-based distribution and/or service fees and contingent deferred sales loads ("CDSCs") (the "Exemptive Relief"). The Exemptive Relief was granted on Jul 15, 2019. The Fund may rely on the Exemptive Relief to offer multiple classes of its common shares of beneficial interest, in accordance with Rule 18f-3 of the 1940 Act. Although not directly subject to Rule 18f-3 under the 1940 Act, as a condition to reliance on the Exemptive Relief, the Fund must comply with the provisions of Rule 18f-3 as if they applied to the Fund.

Pursuant to Rule 18f-3 under the 1940 Act, this Rule 18f-3 Multi-Class Plan (“Plan”) sets forth the general characteristics of, and conditions under which the Fund may offer multiple classes of shares (each a “Class of Shares” and collectively “Classes of Shares”) of the Fund. In addition, the Plan sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each Class of Shares in the Fund. The Plan is intended to allow the Fund to offer multiple Classes of Shares to the fullest extent and manner permitted by the Exemptive Relief and Rule 18f-3, subject to the requirements and conditions imposed by such Exemptive Relief and Rule 18f-3. This Plan may be revised or amended from time to time as provided below.

The Fund is authorized, as indicated below in the section “Class Arrangements,” to issue the following Classes of Shares representing interests in the Fund: Institutional Shares and Class A Shares. Each Class of Shares of the Fund will represent interests in the same portfolio of the Fund and, except as described herein, shall have the same rights and obligations as each other Class of Shares of the Fund. Each Class of Shares shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Fund’s prospectus (“Prospectus”) and statement of additional information (“SAI”), as amended from time to time.

II.	Allocation of Expenses

Pursuant to Rule 18f-3 under the 1940 Act, the Fund shall allocate to each Class of Shares in the Fund (i) any fees and expenses incurred by the Fund in connection with the distribution of such Class of Shares under a distribution plan (and related agreements) adopted for such Class of Shares pursuant to Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Fund under a shareholder servicing plan (and related agreements) in connection with the provision of shareholder services to the holders of such Class of Shares. In addition, pursuant to Rule 18f-3, the Fund may allocate the following fees and expenses to a particular Class of Shares in the Fund:

(i) Transfer agency fees identified by the transfer agent as being attributable to such Class of Shares;

(ii) Printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of such Class of Shares or to regulatory agencies with respect to such Class of Shares;

(iii) Blue sky registration or qualification fees incurred by such Class of Shares;

(iv) Securities and Exchange Commission registration fees incurred by such Class of Shares;

(v) The expense of administrative and personnel services (including, but not limited to, those of a portfolio accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such Class of Shares;

(vi) Litigation or other legal expenses relating solely to such Class of Shares;

(vii) Fees of the Trustees of the Fund incurred as a result of issues particularly relating to such Class of Shares;

(viii) Independent registered public accountants’ fees relating solely to such Class of Shares; and

(ix) Any additional expenses, other than advisory or custodial fees or other expenses relating to the management of the Fund’s assets, if such expenses are actually incurred in a different amount with respect to a Class of Shares that are of a different kind or to a different degree than with respect to one or more other Classes of Shares.

The initial determination of the class specific expenses that will be allocated by the Fund to a particular Class of Shares and any subsequent changes thereto will be reviewed by the Board of Trustees of the Fund and approved by a vote of the Trustees of the Fund, including a majority of the Trustees who are not interested persons, as defined by the 1940 Act, of the Fund.

Income, realized and unrealized capital gains and losses, and any expenses of the Fund not allocated to a particular Class of Shares of such Fund pursuant to this Plan shall be allocated to each Class of Shares of the Fund on the basis of the net asset value of that Class of Shares in relation to the net asset value of the Fund.

III.	Dividends

Dividends paid by the Fund with respect to each Class of Shares of the Fund, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any fees and expenses that are properly allocated to a particular Class of Shares of the Fund will be borne by that Class of Shares.

IV.	Voting Rights

Each share of the Fund entitles a shareholder of record to one vote for each full share held and a fractional vote for each fractional share held. Each Class of Shares of the Fund will vote separately as a Class of Shares with respect to any matter submitted to shareholders that pertain to: (i) the Fund’s Rule 12b-1 distribution plan applicable to that Class of Shares, and (ii) any other matters for which voting on a Class of Shares by Class of Shares basis is required under applicable law or interpretative positions of the staff of the Commission.

V.	Class Arrangements

The following summarizes the front-end sales charges, contingent deferred sales charges, Rule 12b-1 fees, shareholder servicing fees, conversion features, exchange privileges, and other shareholder services applicable to each Class of Shares of the Funds. Additional details regarding such fees and services are set forth in the Fund’s current Prospectus.

A.	Institutional Shares

1.	Maximum Initial Sales Load: None.
2.	Maximum Contingent Deferred Sales Charge: None.
3.	Rule 12b-1 Distribution/Shareholder Servicing Fees: None.
4.	Conversion Features: Investors eligible to purchase Institutional Shares may exchange Class A Shares to Institutional Shares. See “Plan of Distribution – Share Class Conversion” in the Fund’s Prospectus for additional information.
5.	Exchange Privileges: None.
6.	Other Shareholder Services: The Fund provides for the automatic reinvestment dividends for shareholders of Institutional Shares of the Fund.

B.	Class A Shares

1.	Maximum Initial Sales Load (as a percentage of offering price): 2.50%. The Board of Trustees of the Fund may, by majority vote, including a majority of Trustees that are not interested persons, adopt changes to initial sales load, including by modifying applicable conditions.
2.	Maximum Contingent Deferred Sales Charge: A Maximum Deferred Sales Charge or “contingent deferred sales charge” of up to 1.50% is imposed on proceeds of shares where (i) shares in excess of $250,000 have been sold, (ii) a commission has been paid to a broker-dealer or other third party by the Fund’s investment adviser in connection with the sale of such shares, and (iii) such shares are redeemed before the first day of the month in which the eighteen-month anniversary of the purchase falls. The Board of Trustees of the Fund may, by majority vote, including a majority of Trustees that are not interested persons, adopt changes to the Fund’s CDSC, including by imposing such CDSC or modifying applicable conditions.
3.	Rule 12b-1 Distribution/Shareholder Servicing Fees: The Fund has adopted a distribution and servicing plan (the “Distribution and Servicing Plan”) and pays Distribution and Shareholder Servicing Fees under such Distribution and Servicing Plan. Pursuant to the Fund’s Exemptive Relief, the Distribution and Servicing Plan operates in a manner consistent with Rule 12b-1 under the 1940 Act to the extent the Fund were an open-end investment company required to comply with Rule 12b-1. The maximum annual rates at which the Distribution and Servicing Fees may be paid under the Distribution and Servicing Plan (calculated as a percentage of the Fund’s average daily net assets attributable to the Class A Shares) is 0.75%. 0.25% of such fee is a shareholder service fee and the remaining portion is a distribution fee paid pursuant to Rule 12b-1.
4.	Conversion Features: Investors eligible to purchase Institutional Shares may exchange Class A Shares to Institutional Shares. See “Plan of Distribution – Share Class Conversion” in the Fund’s Prospectus for additional information.
5.	Exchange Privileges: None.
6.	Other Shareholder Services: The Fund provides for the automatic reinvestment dividends for shareholders of Class A Shares of the Fund.

VI.	Board Review

The Board of Trustees of the Fund shall review this Plan as frequently as they deem necessary. Prior to any material amendment(s) to this Plan, the Trust’s Board of Trustees, including a majority of the Trustees that are not interested persons of the Fund, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class of Shares of the Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Fund shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.